Exhibit 10.1

2012 MAKOplasty Bonus Plan for Ivan Delevic (this “Plan”)

Effective Date: October 1, 2012

Termination Date: December 31, 2012

1.	Overview
a.	A Volume Bonus (as defined below), in the form of cash, shall be payable to Ivan Delevic (the “Executive”) based on achievement of annual sales metrics of procedures as set forth in Mr. Delevic’s 2012 Metrics Scorecard (the “Scorecard”). In addition, a Spot Bonus (as defined below), in the form of cash, shall be payable to the Executive following the effective date of this Plan, as set forth in this Plan.
2.	Bonus
a.	The Executive shall receive a $50,000 “spot bonus” in consideration for the Executive having assumed the responsibility for the MAKOplasty® sales function as Senior Vice President of Marketing (the “Spot Bonus”), payable in the first paycheck following October 1, 2012 (the “Effective Date”).
b.	If the Executive achieves the specified 2012 annual sales metrics of procedures set forth in the Scorecard on or before December 31, 2012 (the “Termination Date”), the Executive shall receive the amounts set forth in the Scorecard based on the procedure volume attained (the “Volume Bonus”) as set forth in the Scorecard. These volume tiers shall be cumulative, such that the Executive shall receive the amount specified in the Scorecard for each tier achieved. The maximum cash award under Volume Bonus shall be $100,000.
3.	Conditions
a.	No Spot Bonus will be paid under this Plan unless the Executive is an active, full-time employee of the Company in good standing as of the date of payment of the Spot Bonus. No Volume Bonus will be paid under this Plan unless the Executive is an active, full-time employee of the Company in good standing as of December 31, 2012 and the date of payment of the Volume Bonus. This Plan shall terminate on the Termination Date.
b.	The Company shall not be required to fund or otherwise segregate any cash or any other assets that may at any time be paid to the Executive under this Plan. This Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provision of this Plan, be deemed to be a trustee of any property, and any rights of the Executive shall be limited to those of a general unsecured creditor.
c.	The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any withholding obligations it may have under federal, state or local income or other tax laws. The Company shall have no liability for any tax imposed on the Executive as a result of any bonus paid or payable to the Executive under this Plan.
d.	All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Florida without regard to its conflict of law provisions.

IN WITNESS WHEREOF, the parties have duly executed this Plan to be effective as of the day and year first above written.

MAKO Surgical Corp.		EXECUTIVE

By:	/s/ Charles W. Federico	/s/ Ivan Delevic
Name: Charles W. Federico Title: Chairman, Compensation Committee		Ivan Delevic